Exhibit 5.4
Imanaka Kudo & Fujimoto, LLLP
TOPA Financial Center, Fort Street Tower
745 Fort Street Mall, 17th Floor
Honolulu, Hawaii 96813
March 11, 2011
Diamond Resorts Corporation
10600 West Charleston Boulevard
Las Vegas, Nevada 89135

Re:	Diamond Resorts Corporation (the “Issuer”) $425,000,000 12% Senior Secured Notes due 2018
Ladies and Gentlemen:
     We have acted as special counsel to Poipu Resort Partners, L.P., a Hawaii limited partnership (“PRP”) (the “Guarantor Entity”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and its guarantor subsidiaries listed in the Registration Statement, including the Guarantor Entity, with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to $425,000,000 aggregate principal amount of the Issuer’s 12% Senior Secured Exchange Notes due 2018 (the “Exchange Notes”) in exchange for up to $425,000,000 aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2018, and the related guaranties of payment included in Article X of that certain Indenture (defined below) by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an Indenture dated as of August 13, 2010 (the “Indenture”) among the Issuer, Diamond Resorts Parent, LLC, a Nevada limited liability company (“Parent”), Diamond Resorts Holdings, LLC, a Nevada limited liability company, the other guarantors named therein, including the Guarantor Entity and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (“Trustee”).
     Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Indenture.
     In connection with this Opinion, we have examined the following documents:
     A. the Indenture and the Guarantee contained therein;
     B. the Registration Statement (collectively with the Indenture and the Guarantees, the “Transaction Documents”);
     C. the Amended and Restated Agreement of Limited Partnership of the Guarantor Entity dated December 30, 2005 (“Partnership Agreement”);
     D. the Certificate of the Guarantor Entity (the “Guarantor Certificate”), certifying that the Partnership Agreement is true, correct and complete and is in full force and effect on the date of the Guarantor Certificate as well as other matters necessary to permit the issuance of the opinion contained herein; and

Diamond Resorts Corporation
March 11, 2011

     E. such other records, agreements, certificates and documents that we have deemed necessary as a basis for the opinions expressed herein.
     In making such examination, with your permission, we have assumed the following:
     a. the genuineness of all signatures;
     b. that all natural persons who are signatories to the Transaction Documents have sufficient legal competency to enter into and perform their respective obligations thereunder; and the copies of all documents submitted to us are accurate and complete and conform to originals;
     c. that each of the parties to the Transaction Documents has the power to enter into and perform each of its respective obligations thereunder;
     d. the due authorization, execution and delivery of each of the Transaction Documents by each of the parties thereto (other than the Guarantor Entity);
     e. the accuracy of representations and warranties of the parties set forth in the Transaction Documents as to factual matters only (and not as to legal conclusions);
     f. the conduct of the parties to the Transaction Documents complies with any requirement of good faith, fair dealing, conscionability and commercial reasonableness; and
     g. there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to any party.
     We have further assumed that all statements of fact in the Guarantor Certificate that has been delivered to us and expressly permit our reliance thereon, copies of which have been delivered to you, and all statements, representations, and warranties contained in the Transaction Documents, are true, complete, and not misleading and that all statements and assumptions of fact set forth therein and herein remain true and valid as of the date hereof. Based on such assumptions, we have generally relied, without independent investigation on our part, on the accuracy and completeness of such statements, representations, and warranties as to factual matters and on the agreements and covenants made by the parties in the Transaction Documents. Furthermore, none of the factual matters dealt with in the Guarantor Certificate have been independently established or verified by us.
     Although we have, with your consent, relied on certain assumptions set forth above based on the Guarantor Certificate and other materials, we have done so in good faith, and we are not aware of any facts or circumstances that would cause us to conclude that reliance on such assumptions or such materials, without further inquiry or investigation, is unreasonable.
     All assumptions made in connection with this Opinion have been made: (a) without independent investigation or confirmation on our part; and (b) with the express consent and approval of the parties to whom this Opinion is addressed, such consent and approval being evidenced by their acceptance of this Opinion.
     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

Diamond Resorts Corporation
March 11, 2011

     1. PRP is a limited partnership duly created and validly existing and, based solely on the Certificate of Good Standing dated March 1, 2011, in good standing under the laws of the State of Hawaii, and has full limited partnership power to own, lease and operate its property and transact its business, and has full limited partnership power and authority to execute, deliver and perform its obligations under each of the Transaction Documents.
     2. The execution and delivery of each of the Transaction Documents to which the Guarantor Entity is a party and the performance of its obligations thereunder, including the Guarantee contained in the Indenture has been duly authorized by all requisite limited partnership action on the part of the Guarantor Entity. Each of the Transaction Documents to which the Guarantor Entity is a party constitute the valid and binding obligations of the Guarantor Entity.
     3. The execution and delivery by the Guarantor Entity of each Transaction Document to which it is a party and the performance of the Guarantor Entity’s obligations thereunder will not result in any violation by the Guarantor Entity of (a) any provision of its Limited Partnership Agreement, (b) any law, rule or regulation of the State of Hawaii, or (c) any judgment, order or decree of any Hawaii court or regulatory authority known by us to be applicable to the Guarantor Entity or its assets or properties.
     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. This Opinion is being furnished by us to the addressee hereof and is solely for the benefit of the Issuer and its permitted successors and assigns, and, it may be relied upon by the law firm of Katten Muchin Rosenman LLP with respect to matters concerning Hawaii law to the extent addressed herein, in order to permit Katten Muchin Rosenman LLP to render its legal opinions in connection with the contemplated transaction. Except as otherwise expressly consented to by us in writing, this opinion may not be relied upon by any other person or for any other purpose.

Very truly yours,
/s/ Imanaka Kudo & Fujimoto
IMANAKA KUDO & FUJIMOTO